Exhibit 99.1

Max Capital Group Announces $50 Million Increase
In Its Share Repurchase Authorization

HAMILTON, Bermuda, Dec. 19, 2007—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH), a Bermuda-based provider of specialty insurance and reinsurance products, today announced a $50 million increase in its share repurchase authorization, taking the current outstanding authorization to $75.3 million. The Company may use up to $50 million of its authorization to enter into an accelerated share repurchase program in December 2007 or such other time as the Company believes appropriate.

The Company today also provided information regarding the outlook (as of the date of this release) for its fourth-quarter operating results. Specifically:

•	Results from the Company’s insurance and reinsurance casualty underwriting units continue to develop as expected. Property Catastrophe results continue to be strong, buoyed by the absence of significant catastrophe activity thus far in the quarter;

•	The Company is in the process of preparing its regular quarterly internal review of reserves. Upon completion of this review, at the end of the quarter, the Company may determine the need to revise reserve estimates positively or negatively based on the loss trends evidenced in 2007. Based on the information currently available to management, the Company believes there could be a small reserve release;

•	The Company has completed two life and annuity reinsurance transactions during the fourth quarter with associated premium volume of approximately $170 million;

•	The Company’s fixed income portfolio had positive returns for the two months ended November 30, 2007. The portfolio has benefited from interest rate declines, while experiencing limited credit spread widening;

•	The Company’s alternative asset portfolio (with a current market value of approximately $1.2 billion) performed above expectations for the two months ended November 30, 2007. Reported returns (net of fees) for the alternative asset portfolio were approximately 4% for the month of October and 0% for November; and

•	The Company has repurchased 1.2 million shares during the fourth quarter to date, for a total consideration of $34.7 million. Accordingly, the Company has 57.5 million common shares outstanding as of November 30, 2007.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital Group Ltd., said: “Max continues to enjoy excellent underwriting results and we expect our fourth-quarter alternative asset investment returns to once again meet or exceed our two percent quarterly target despite currently volatile market conditions. This combined performance is further confirmation of the soundness of Max’s business model and at current trading levels we believe share repurchases are a compelling value for Max shareholders.”

While Max Capital’s performance quarter-to-date has been encouraging, the Company noted that its fourth-quarter results could be impacted positively or negatively by events as yet unforeseen in the remaining weeks of the quarter.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise. Past performance is not necessarily indicative of future results.
Contacts

N. James Tees	Roy Winnick

Executive Vice President	Kekst and Company

jim.tees@maxcapgroup.com	roy-winnick@kekst.com

1-441-295-8800	1-212-521-4842